EXHIBIT 10.1
[Cepheid letterhead]
January 24, 2007
John L. Bishop
Employment Agreement
Dear John:
          In recognition of your importance to Cepheid’s continued growth and success, we are pleased to offer you this Employment Agreement effective January 24, 2007 (the “Effective Date”) on the terms set forth below (this “Employment Agreement”).
          This Employment Agreement amends, restates and supercedes in its entirety the letter agreement you entered into with Cepheid on March 27, 2002 (the “Prior Agreement”), except as otherwise provided in this Employment Agreement. In this Employment Agreement, “Cepheid” means Cepheid, a California corporation, and any successor or assign to substantially all the business and/or assets of Cepheid.
1.	Position. You will remain employed by Cepheid as its Chief Executive Officer until termination pursuant to Section 6. You will continue to be nominated to serve on Cepheid’s Board of Directors for so long as you are Cepheid’s Chief Executive Officer. You will continue to have overall responsibility for the management of Cepheid and report directly to its Board of Directors. During your employment, you will be expected to devote your full working time and attention to the business of Cepheid, and you will not render services to any other business without the prior approval of the Board of Directors (not to be unreasonably withheld) or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Cepheid. The foregoing, however, will not preclude you from engaging in reasonable community, school or charitable activities or acting as a director of any private company that does not compete with Cepheid with the permission of the Board of Directors (not to be unreasonably withheld). You will be expected to comply with and be bound by Cepheid’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.	Base Salary. Your base annual salary will be $450,000, payable in accordance with Cepheid’s normal payroll practices with such payroll deductions and withholdings as are required by law (your “Base Salary”). The Compensation Committee of Cepheid’s Board of Directors (the “Compensation Committee”) will review your base annual salary on an annual basis.

3.	Annual Performance Bonus. Your annual performance bonus in 2007 will be determined pursuant to Cepheid’s 2007 Executive Incentive Plan (the “Incentive Plan”).

Your 2007 bonus, if any, will be payable upon Cepheid’s attainment of certain financial goals in accordance with the Incentive Plan. Your target bonus will be 40% of your Base Salary. You have no minimum annual bonus commitment. Your maximum annual bonus in 2007 will be $225,000. The Compensation Committee will review your performance bonus on an annual basis and may, in its sole discretion, make adjustments to the target or maximum bonus amounts, bonus objectives and other terms.
4.	Equity Compensation. Your existing equity awards shall continue to be governed by the terms of such awards, as modified by this Employment Agreement. The Compensation Committee may, in its sole discretion, award you other equity-based awards in the future.

5.	Other Benefits. You will be entitled to the following additional benefits:
a.	You will continue to be eligible for the normal health insurance, 401(k), employee stock purchase plan and other benefits offered to all Cepheid senior executives.

b.	Your paid personal time off (“PTO”) will continue to accrue at a rate of 25 days per year of employment. Your PTO accrual rate will increase by an additional 5 days per year after the completion of your tenth year with Cepheid. Your PTO, including maximum accrual, will otherwise be governed by current Cepheid policy.

c.	Cepheid will rent for you a one-bedroom corporate apartment in the Sunnyvale, California area, and pay your expenses incurred for weekly travel between Chicago, Illinois and the Bay Area. The Compensation Committee may review this housing and travel coverage on an annual basis and may, in its discretion, modify these arrangements.

d.	During the term of your employment, you will be authorized to incur necessary and reasonable travel expenses, including entertainment and other business expenses, in connection with your duties to Cepheid. Cepheid will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Cepheid’s generally applicable policies.
6.	Employment and Termination. Your employment with Cepheid will be at-will and may be terminated by you or by Cepheid at any time for any reason as follows:
a.	You may terminate your employment upon written notice to the Board of Directors at any time for “Good Reason,” as defined below (an “Involuntary Termination”);

b.	You may terminate your employment upon written notice to the Board of Directors at any time in your discretion without Good Reason (“Voluntary Termination”);

c.	Cepheid may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

d.	Cepheid may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination (“Termination without Cause”);

e.	Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors.
7.	Term. Unless your employment with Cepheid is earlier terminated, the provisions of this letter agreement shall govern for 4 years from the Effective Date (such 4-year period, the “Term”). Assuming you remain employed by Cepheid, the parties will enter into negotiations for a new arrangement prior to expiration of the Term to cover future periods. You agree to resign immediately upon request of Cepheid from your directorship upon termination of your employment for any reason.

8.	Definitions. As used in this Employment Agreement, the following terms have the following meanings:
a.	“Good Reason” means the occurrence of any of the following conditions, without your written consent: (i) a significant diminution in the nature or scope of your authority, title, function or duties; (ii) a 10% reduction in your Base Salary or a 25% reduction in your target bonus opportunity (in either case, unless either such reduction is part of an officer-wide program to reduce expenses); (iii) any material breach of the terms of this Employment Agreement by Cepheid; (iv) Cepheid’s requiring you to be based at any office or location more than 50 miles from Cepheid’s current headquarters in Sunnyvale, California; or (v) failure of any successor or assignee to Cepheid to assume this agreement.

b.	“Cause” means your (a) failure to perform any reasonable and lawful duty of your position or failure to follow the lawful written directions of the Board of Directors after being given written notice of such failure by the Board of Directors and fifteen days in which to cure your performance, provided that such notice will be required only with respect to the first failure; (b) commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary; (c) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary; (e) commission of an act of dishonesty in connection with your responsibilities as an employee and affecting the business or affairs of Cepheid; (f) breach of any confidentiality, proprietary information or other agreement between you and Cepheid or any subsidiary; or (g) failure or refusal to carry out the reasonable directives of Cepheid, if such failure continues for fifteen days or more after Cepheid has given written notice describing such failure, provided that such notice shall be required only with respect to the first failure.
c.	“Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Cepheid under an employee benefit plan of Cepheid, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Cepheid representing 50% or more of (A) the outstanding shares of common stock of Cepheid or (B) the combined voting power of Cepheid’s then outstanding securities; (ii) Cepheid is party to a merger or consolidation which results in the voting securities of Cepheid outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50% percent of the combined voting power of the voting securities of Cepheid or such surviving or other entity outstanding immediately after such merger or consolidation; (iii) the sale or disposition of all or substantially all of Cepheid’s assets (or consummation of any transaction having similar effect); (iv) the dissolution or liquidation of Cepheid; or (v) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Cepheid subsequent to the Effective Date, whose election, or nomination for election by Cepheid shareholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

d.	“Termination Upon Change of Control” means (i) any Termination without Cause within twelve months following a Change of Control; or (ii) any Involuntary Termination where (A) any condition constituting Good Reason occurs within twelve months following the Change of Control, and (B) such Involuntary Termination occurs within ninety days following the occurrence of such condition constituting Good Reason.

9.	Separation Benefits. Upon termination of your employment with Cepheid for any reason, you will receive payment for all unpaid salary, reimbursements and PTO accrued to the date of your termination of employment; and your benefits will be continued under Cepheid’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below provided you sign a valid and binding release agreement. No severance benefit shall be paid until six months and one day following the date of termination of your employment except as may be permitted under Section 409A of the Internal Revenue Code (the “Code”). You agree that, except as set forth below, you will not be entitled to any other compensation, award or damages with respect to your employment or termination.
a.	In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of any outstanding stock options granted or restricted stock issued to you by Cepheid.

b.	In the event of your Involuntary Termination or Termination without Cause, provided that you comply with Section 9(e) below, (i) you shall receive a single lump sum severance payment equal to twelve months of your then current annual base salary (less applicable deductions and withholdings) payable within ten business days of the effective date of your termination, subject to any deferral of payment under Section 409A of the Code; (ii) you shall receive a single lump sum payment equal to your prorated target bonus for the then current year without regard to satisfaction of any target performance objectives (less applicable deductions and withholdings) payable within ten business days of the effective date of your termination, subject to any deferral of payment under Section 409A of the Code; (iii) 50% of all then unvested outstanding stock options granted and restricted stock and other equity-based awards issued to you by Cepheid shall become fully vested and exercisable immediately prior to the effective date of your termination and will remain exercisable for a period of three months following the effective date of your termination; and (iv) if you choose to continue your health care benefits pursuant to COBRA for you and your eligible dependents, Cepheid will pay your COBRA premiums for a period of twelve months from the effective date of your termination, provided you or your dependents remain eligible under the provisions of COBRA.

c.	Notwithstanding the foregoing, in the event of your Termination Upon Change of Control, provided that you comply with Section 9(e) below, (i) you shall receive a single lump sum severance payment equal to twenty-four months of your then current annual base salary (less applicable deductions and withholdings) payable within ten business days of the effective date of your Termination Upon Change of Control, subject to any deferral of payment under Section 409A of the Code; (ii) you shall receive a single lump sum payment equal to your full target bonus for the then current year without regard to satisfaction of any target performance objectives (less applicable deductions and withholding) payable within ten business days of the effective date of your Termination Upon Change of Control, subject to any deferral of payment under Section 409A of the Code; (iii) all then outstanding stock options granted and restricted stock and other equity-based awards issued by Cepheid to you prior to the Change of Control shall become fully vested and exercisable immediately prior to the effective date of your Termination Upon Change of Control and will remain exercisable for a period of three months following the effective date of your Termination Upon Change of Control; and (iv) if you choose to continue your health care benefits pursuant to COBRA for you and your eligible dependents, Cepheid will pay your COBRA premiums for a period of twenty-four months from the effective date of your Termination Upon Change of Control, provided you or your dependents remain eligible under the provisions of COBRA.
d.	If your severance and other benefits provided for in this Section 9 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Section 9 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

e.	Cepheid may condition the payments and benefits set forth in Sections 9(b) and 9(c) upon your delivery of a signed release of claims in the form attached hereto as Exhibit A.

f.	No payments due you hereunder shall be subject to mitigation or offset.
10.	Indemnification Agreement. The standard form of indemnification agreement for officers and directors, which you entered into when you commenced employment with Cepheid to indemnify you against certain liabilities you may incur as an officer or director of Cepheid shall remain in effect.

11.	Proprietary Information and Inventions Agreement. The standard form of Cepheid’s Proprietary Information and Inventions Agreement you entered into when you commenced employment with Cepheid shall remain in effect.

12.	Nonsolicitation. If Cepheid performs its obligations to deliver the severance compensation set forth in Section 9 of this Employment Agreement, then for a period of one year after the termination of your employment, you will not solicit any Cepheid employee to discontinue that person’s employment relationship with Cepheid.

13.	Arbitration. Any claim, dispute or controversy arising out of this Employment Agreement, the interpretation, validity or enforceability of this Employment Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association. The site of the arbitration proceeding shall be in Santa Clara County, California, or another location mutually agreed to by the parties.

14.	Miscellaneous.
a.	At-will Employment. California is an “at-will” employment state, and Cepheid is an at-will employer. This means that either you or Cepheid has the right to terminate the employment relationship at any time with or without cause.

b.	Absence of Conflicts. You represent that upon the Effective Date your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party.

c.	Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this Employment Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Employment Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

d.	Successors. This Employment Agreement is binding on and may be enforced by Cepheid and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Cepheid will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cepheid, expressly, absolutely and unconditionally to assume and agree to perform this Employment Agreement in the same manner and to the same extent that Cepheid would be required to perform it if no such succession or assignment had taken place.

e.	Notices. Notices under this Employment Agreement must be in writing and will be deemed to have been given when personally delivered or delivered by national overnight courier service or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Cepheid in writing. Notices to Cepheid will be addressed to its General Counsel at Cepheid’s corporate headquarters.

f.	Waiver. No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of Cepheid duly authorized by its Board of Directors. No waiver by either party of any breach of this Employment

Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

g.	Entire Agreement. This Employment Agreement represents the entire agreement between us concerning the subject matter of your employment by Cepheid and supercedes in full the terms of the Prior Agreement, except as provided herein.

h.	Governing Law. This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
[Signature page follows]

John, we are very pleased to extend this Employment Agreement to you. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.
Very truly yours,
Dean Morton,
Chairman, Compensation Committee
Cepheid Board of Directors
For Cepheid:

/s/ John R. Sluis	Date: January 24, 2007

John R. Sluis
Senior Vice President, Finance and
Chief Financial Officer
Cepheid
I accept the terms of this Employment Agreement:

/s/ John L. Bishop	Date: January 24, 2007

John L. Bishop

Exhibit A
General Release

CONFIDENTIAL SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS
1. This Confidential Separation Agreement and General Release of Claims (hereinafter “Agreement”) is entered into between John L. Bishop (hereinafter “Employee”) and by Cepheid, a California Corporation (hereinafter “Company”).
2. WHEREAS, Employee has been employed by Company; and
     WHEREAS, the parties have decided for their mutual best interests that Employee should end his employment at Company; and
     WHEREAS Employee and Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment by Company and the termination thereof;
     NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and Company hereby enter into this Agreement.
3. Company’s Consideration. As full, sufficient and complete consideration for Employee’s promises and releases contained herein, Company will provide to Employee the consideration that Employee is owed by Company, if any, pursuant to that certain Employment Agreement dated as of January 24, 2007 by and between Employee and Company.
4. General Release of Claims.
     (a) In further consideration for the payment and undertakings described above, to the fullest extent permitted by law, Employee, individually and on behalf of his attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge Company, its affiliated and subsidiary corporations, and its and their shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, which Employee may now have, or has ever had. The parties agree that any past or future claims for money damages, loss of wages, earnings and benefits, both past and future, medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement.
     (b) Employee and Company do not intend to release claims that Employee may not release as a matter of law.
     (c) To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
     (d) This release does not extend to any rights to indemnification Employee may have (i) from Company with respect to Employee’s status as a former officer and director of the Company; (ii) under Section 2802 of the California Labor Code or Section 317 of the California Corporations Code (but in each case above, such statutory rights shall be subject to the terms and conditions of Company by-laws and other indemnification provisions), (iii) under Company by-laws and other indemnification provisions of the Company or (iv) under any other contractual arrangements, in each case subject to the provisions of any such documentation.
5. Waiver of Unknown Claims. Employee has read or been advised of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been so apprised, he nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown.
6. Non-Admission. It is understood and agreed that this is a compromise settlement of a disputed claim or claims and that neither this Agreement itself nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by Company.
7. Covenant Not to Sue.
     (a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against

Company and/or any officer, director, employee or agent of Company, which is based in whole or in part on any matter covered by this Agreement.
     (b) Nothing in this paragraph shall prohibit Employee from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency.
     (c) Nothing in this Agreement shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8. Waiver of Right to Reemployment. Employee agrees that he will not be entitled to any further employment with Company. He therefore waives any claim now or in the future to other employment or reemployment with Company, or any of its related entities, and agrees that he will not apply for nor accept employment with Company or any of its related entities in the future.
9. Confidentiality. Employee agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any other persons except his counsel, immediate family, taxing authorities in connection with his filing of federal or state tax returns, or to financial advisors in order to comply with income tax filing requirements, or as required by legal process or applicable law, provided however, that Employee shall notify Company if such disclosure is sought, allowing Company the opportunity to object to such disclosure.
10. Nondisparagement. Employee agrees that he will refrain from making any adverse, derogatory or disparaging statements about the Company, its board of directors, officers, management, practices or procedures, or business operations to any person or entity. Nothing in this paragraph shall prohibit Employee from providing truthful information in response to a subpoena or other legal process.
11. Return of Company Property. To the extent Employee has not already done so, he agrees to return to the Company all Company property, including but not limited to all files and documents, whether electronic or hardcopy, and whether in Employee’s possession or under his control.
12. Acknowledgement of Representation or Opportunity to be Represented by Counsel; Attorneys’ Fees. Employee acknowledges that he has been or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties further agree that each party will be responsible for his or its own attorney’s fees and costs incurred in connection with this Agreement.
13. Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
14. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.
15. Savings Clause. Should any of the provisions of this Agreement be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16. Complete and Voluntary Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Employee expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.
17. Modification. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by Employee and an authorized representative of the Company.
18. Revocation Period. Employee acknowledges that Company advised him to consult with an attorney prior to signing this Agreement; that he understands that he has twenty-one (21) days in which to consider whether he should sign this Agreement; and that he further understands that if he signs this Agreement, he will be given seven (7) days following the date on which he signs this Agreement to revoke it and that this Agreement will not be effective until after this seven-day period has expired without revocation by him
19. Effective Date. This Agreement is effective on the eighth (8th) day after Employee signed it and without revocation by him.

Dated:

For Company
Dated:

Employee